Exhibit 10.10

RIDER TO EMPLOYMENT AGREEMENT

This Rider (the “Rider”) to the Employment Agreement (the “Agreement) entered into on March 1, 2025 by and between Chris Dodigovic (the “Executive”) and Little West LLC (the “Subsidiary”), is entered into by and among the Executive, the Subsidiary, and Little West Holdings Inc. (the “Company”) is effective as of [*]. The Executive, the Subsidiary, and the Company are collectively referred to herein as the “Parties”, and each a “Party”.

WHEREAS, the Subsidiary and the Executive are parties to that certain Agreement dated March 1, 2025, pursuant to which the Executive agreed to serve as the Chief Executive Officer of the Subsidiary;

WHEREAS, the Company is the direct parent company of the Subsidiary;

WHEREAS, the Subsidiary and the Company desire for the Executive to serve as the Chief Executive Officer of the Company and the Executive has indicated his willingness to serve as the Chief Executive Officer of the Company on the terms and conditions set forth herein;

WHEREAS, it is in the best interests of the Subsidiary and the Company to enter into this Rider to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Dual Employment as Chief Executive Officer.

a.	The Parties agree that the Executive shall serve as the Chief Executive Officer of the Company.

b.	The Executive shall continue performing all duties required under the Agreement as the Chief Executive Officer of the Subsidiary.

c.	The Executive shall report to the Board of Directors of the Company. To the extent applicable, the Executive shall also continue to report to any relevant governing body of the Subsidiary, subject to the authority of the Board of Directors of the Company.

2.	Duties; Authority. The Executive shall:

a.	Perform all duties customarily associated with the position of Chief Executive Officer of a publicly traded company;

b.	Continue performing all duties required under the Agreement for the Subsidiary, and to the extent applicable, perform such duties for the Company;

c.	Have such authority as is customary for the position of Chief Executive Officer of a publicly traded company of a consolidated group of subsidiaries, subject to the oversight to the Board of Directors of the Company; and

d.	Devote substantially all of the Executive’s business time and attention to the business and affairs of the Company and its subsidiaries, including the Subsidiary, subject to Section 2.5 of the Agreement.

3.	Compensation. The Executive shall be entitled to all compensation set forth in the Agreement. During the term of the Executive’s employment, the monthly salary provided by the Agreement shall be reviewed at least annually by the Board of Directors of the Company, or a committee thereof, for possible increase in the discretion of the Company. The Executive shall be entitled to participate in the Little West Holdings Inc. 2025 Stock Option and Incentive Plan.

4.	Employer; Joint Employment. For all purposes under the Agreement, the term “Company” shall be deemed to included both the Company and the Subsidiary, unless the context requires otherwise. The Company shall be deemed to be a co-employer with the Subsidiary and shall have the right to enforce all restrictive covenants and other protections contained in the Agreement, including, without limitation, Section 6 (Confidential Information; Nondisclosure of Confidential Information).

5.	No Other Changes. Except as expressly set forth in this Rider, the Agreement shall remain unchanged and continue in full force and effect, provided that any duties, obligations, or covenants owed by the Executive to the Subsidiary, and by the Subsidiary to the Executive, pursuant to the Agreement shall also be owed by the Executive to the Company, and the Company to the Executive hereunder.

6.	Governing Law. This Rider will be governed, interpreted, and enforced in accordance with the laws of the Commonwealth of Delaware, without regard to conflict of law provisions. The Parties agree that any action or proceeding filed relating to this Rider will be commenced and maintained exclusively in the state courts located in Miami-Dade County, Florida, or the federal courts located in the Southern District of Florida. Each of the parties hereby expressly consents to the exclusive personal jurisdiction of such courts for any such action or proceeding.

7.	Severability. If any one or more of the terms, provisions, covenants or restrictions of this Rider or the Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Rider or the Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.	Entire Agreement. The Agreement as amended by this Rider is hereby ratified and affirmed and shall continue in full force and effect. To the extent the terms of the Agreement and this Rider differ from or are inconsistent with those in any, any equity incentive plan, which was approved by the Company’s Board of Directors prior to the Effective Date of this Rider, the terms of the Agreement and this Rider shall control. To the extent the terms of the Agreement and this Rider differ from or are inconsistent with each other, the terms of this Rider shall control.

9.	General. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Rider as of the Effective Date

PARENT:

LITTLE WEST HOLDINGS INC.

By:
Title:

SUBSIDIARY:

LITTLE WEST LLC

By:
Title:

EXECUTIVE:

CHRIS DODIGOVIC